UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 10, 2006

(Exact name of registrant as specified in its charter)

Connecticut	1-15052	06-1541045
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

157 Church Street, New Haven, Connecticut		06506
(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number,
Including Area Code		(203) 499-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As part of the succession planning process of UIL Holdings Corporation (UIL Holdings), on January 10, 2006 UIL Holdings entered into an employment agreement with James P. Torgerson, under which Mr. Torgerson will be employed by UIL Holdings, and serve as its President, effective January 23, 2006. The material terms of the agreement provide for an annual base salary of $525,000 and participation in UIL Holdings’ annual short-term incentive and long-term incentive programs. With respect to Mr. Torgerson’s first year of participation in the annual short-term incentive program, Mr. Torgerson will be provided an opportunity to earn a target short-term incentive payable in cash equal to 60% of his base salary, up to a maximum of 90% of his base salary, depending on the level of performance measures achieved. With respect to Mr. Torgerson’s first year of participation in the long-term incentive program, he will be provided with an opportunity to earn a target long-term incentive payable in shares of restricted stock, which will vest 50% on December 31, 2007 and 50% on December 31, 2008, equal to 90% of his base salary in 2006, up to a maximum of 135% of his base salary, depending on the level of performance measures achieved. The performance criteria for both the short-term incentive and long-term incentive awards will be established by the Compensation and Executive Development Committee of the Board of Directors (CEDC) of UIL Holdings in the 2006 annual incentive program during the first quarter of 2006. Mr. Torgerson will also be entitled to an annual grant of restricted stock (awarded by the CEDC in the month of March each year) equal to that number of shares which results from dividing 15% of his base salary (determined at the commencement of his employment) by the fair market value of UIL Holdings common stock on the date of the grant, but limited to no more than 2,000 shares per year, with each annual grant vesting ratably over a five year period. In recognition of the forfeiture by Mr. Torgerson of certain compensation and benefits resulting from termination of employment with his former employer, Mr. Torgerson will be entitled to a one-time grant, made on or about January 30, 2006, of 10,000 shares of restricted stock, which will vest ratably over a five year period. In the event that Mr. Torgerson is terminated without cause, he will be entitled to the sum of his base compensation plus short-term incentive, calculated as if company and personal goals had been achieved ‘at target’, plus continuation in UIL Holdings’ medical and dental plans for a one year period. In the event that the termination is connected to a change in control, Mr. Torgerson may be entitled to additional benefits. Mr. Torgerson will be entitled to a full gross-up for any excise tax imposed as a result of any excess parachute payment as determined under Section 280G of the Internal Revenue Code. Mr. Torgerson is also entitled to reimbursement of reasonable moving costs incurred, as further described in his employment agreement. A copy of the Mr. Torgerson’s employment agreement is attached hereto as Exhibit 10.1.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Upon the recommendation of the Succession Committee of the Board of Directors (Succession Committee) of UIL Holdings, the Board of Directors of UIL Holdings appointed Mr. Torgerson as President of UIL Holdings effective January 23, 2006. Mr. Torgerson will assume the duties of President from Nathaniel D. Woodson, currently President, Chairman of the Board of Directors, and Chief Executive Officer of UIL Holdings. The Succession Committee, comprised of six outside Directors, was formed over a year ago to examine alternatives for a successor to Mr. Woodson who will retire during 2006 pursuant to UIL Holdings’ mandatory retirement age of 65 for all officers. Mr. Woodson will remain Chairman of the Board of Directors and Chief Executive Officer of UIL Holdings until his retirement.

Mr. Torgerson is currently employed by the Midwest Independent Transmission System Operator, Inc., where he has served as President and Chief Executive Officer since 2000. He is currently 53 years old. A more detailed discussion of Mr. Torgerson’s background is provided in the press release issued by UIL Holdings on January 11, 2006 announcing the appointment of Mr. Torgerson as President. The press release is attached as Exhibit 99.1 and is incorporated herein by reference.

A summary of the material terms of Mr. Torgerson’s employment agreement is included in Item 1.01, “Entry into a Material Definitive Agreement,” of this Form 8-K, which information is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits - The following exhibits are filed as part of this report:

10.1	Employment Agreement, dated January 10, 2006, between UIL Holdings Corporation and James P. Torgerson.

99.1	Press release, dated January 11, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UIL HOLDINGS CORPORATION
Registrant

Date: 1/11/06	By /s/ Richard J. Nicholas
Richard J. Nicholas
Executive Vice President
and Chief Financial Officer

Exhibit Index

Exhibit	Description

10.1	Employment Agreement, dated January 10, 2006, between UIL Holdings Corporation and James P. Torgerson.
99.1	Press release, dated January 11, 2006.